Exhibit 21.1

Subsidiaries of the Registrant

Subsidiary Name	Country
Hong Kong Highpower Technology Company Limited (“HKHT”)	Hong Kong

Icon Energy System Co. Ltd. (1)	People’s Republic of China

Shenzhen Highpower Technology Co., Ltd. (“Shenzhen Highpower”) (1)	People’s Republic of China

HZ Highpower Technology Co., Ltd. (1)	People’s Republic of China

Springpower Technology (Shenzhen) Co., Ltd. (formerly known as Sure Power Technology (Shenzhen) Co., Ltd.) (1)	People’s Republic of China

Ganzhou Highpower Technology Co., Ltd. (2)	People’s Republic of China

(1)   This company is a wholly-owned subsidiary of HKHT.
(2)   This company is a wholly-owned subsidiary of Shenzhen Highpower.